Exhibit 99

        RF Monolithics, Inc. Director Announces Plan to Retire

    DALLAS--(BUSINESS WIRE)--Aug. 31, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) (RFM), a leading developer, manufacturer and supplier of radio frequency wireless solutions, announced today that Mr. Cornelius
C. Bond, Jr., 72, has informed the Board of Directors that he intends to retire no later than the end of his current term and will not seek re-election to the Board at RFM's Annual Meeting of Shareholders, scheduled for January 18, 2006.
    Mr. Bond, who was appointed to RFM's Board of Directors in November 1992, stated he would continue to serve the rest of his term for so long as it is helpful to the Company for him to do so. Regarding his decision, Mr. Bond stated his decision not to stand for re-election was not due to any disagreement with the Company's operations, policies or practices. Additionally, Mr. Bond currently serves on the Board's Compensation Committee.
    Michael R. Bernique, Chairman of RFM's Board of Directors, commented, "Neil has served ably and faithfully during his tenure of more than 12 years with the Board of Directors. With his decision not to seek re-election, we'll miss his counsel, advice and contributions, but wish him well. The Board intends to recommend a nominee to fill the board seat vacated by Neil."

    About RFM

    Celebrating over 25 years of low-power wireless solutions, RF Monolithics, Inc., headquartered in Dallas, Texas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our Web sites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statements, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc.
             Investor Relations
             Carol Bivings, 972-448-3767
             bivings@rfm.com